                       EMPLOYMENT AGREEMENT

   THIS AGREEMENT is made on this 20th day of July, 1995, between LIBERTY NATIONAL BANK ("Bank"), having a principal place of business at One Pacific Plaza, 7777 Center Avenue, Huntington Beach, California 92647, and PHILIP S. INGLEE ("Executive"), whose residence is 3692 Aquarius Drive, Huntington Beach, California 92749.
                       W I T N E S S E T H

   WHEREAS, Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States of America, with power to own property and carry on its business as it is now being conducted;

   WHEREAS, Bank desires to continue to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business; and

   WHEREAS, the parties hereto desire to specify the terms of Executive's continued employment by Bank;

   NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed that from and after July 15, 1995 (the "Effective Date"), the following terms and conditions shall apply to Executive's said employment:

                         A G R E E M E N T

   A.   TERM OF EMPLOYMENT

        1. Term. Bank hereby employs Executive and Executive hereby accepts employment with Bank for the period commencing on the Effective Date and running through and including December 31, 1997 (the "Term"), subject, however, to prior termination of this


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Agreement as hereinafter provided.  Where used herein, "Term"
shall refer to the entire period of employment of Executive by Bank hereunder, whether for the period provided above, or whether terminated earlier as hereinafter provided.

   B.   DUTIES OF EXECUTIVE

        1. Duties. Subject to the powers by law vested in the Board of Directors of Bank and in Bank's shareholders, Executive shall perform the duties of President and Chief Executive Officer of Bank, which includes, but are not limited to those duties specified on Bank's Job Description for the position of President and Chief Executive Officer, and includes the following:

        (a) Executive shall assume overall responsibility for planning, directing, coordinating and evaluating all Bank activities;

        (b) Executive shall assume overall responsibility for formulating and administering Bank-wide policies and procedures subject only to approval of the Board of Directors, intended to meet the goals and objectives of Bank;

        (c) Executive shall manage Bank's stockholder relationships;

        (d) In light of the Bank's CRA Policy, Executive shall represent Bank and provide leadership in key community activities to maintain a responsible citizen stature for Bank;

        (e) Executive shall provide guidance of personnel activities that effect the key management team to ensure the acquisition and retention of quality Bank officers who will work together toward the attainment of Bank goals;

        (f)  To the best of his ability, Executive shall ensure
   Bank's adherence to all governmental rules and regulations; and


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        (g)  Executive shall promote a favorable image of Bank as
   being business-oriented, aggressive, community oriented, responsible and service minded.

   However, in the event of a "Corporate Reorganization," as hereinafter defined, the duties of Executive may be changed by the mutual consent of Executive and the Board of Directors of Bank from Chief Executive Officer to Chief Operating Officer without resulting in a rescission of this Agreement. Notwithstanding any such change from the duties originally assigned and specified above, or hereafter assigned, the employment of Executive shall be construed as continuing under this Agreement as modified. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive's ability, consistent with the highest standards of the banking industry and in compliance with all applicable laws and Bank's Articles of Association and Bylaws.

        2. Conflicts of Interests. Except as permitted by the prior written consent of the Board of Directors of Bank, Executive shall devote Executive's entire productive time, ability and attention to the business of Bank during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation whether for compensation or otherwise, which are in conflict with Bank's interests.

   C.   COMPENSATION

        1. Base Salary. For Executive's services hereunder, Bank shall pay or cause to be paid as base salary to Executive the amount of Fourteen Thousand Five Hundred Eighty-Three Dollars and
Thirty-Three Cents ($14,583.33) per month during the Term, beginning


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with the Effective Date.  Said salary shall be payable in equal installments in conformity with Bank's normal payroll period. Executive's base salary shall be reviewed by the Board of Directors during the first calendar quarter of each year and Executive shall receive such base salary increases, if any, as the Board of Directors, in its sole discretion, shall determine.

        2. Bonus Program. Executive shall be entitled to participate in the Bank's Pay for Performance bonus program or such other programs which may be approved by the Board of Directors from time to time to replace the Bank's Pay for Performance bonus program.

        3. Additional Bonuses. In addition, Executive may receive such additional bonuses, if any, as the Board of Directors, in its sole discretion, shall determine.

        4.   Incentive Compensation.

        (a) As an incentive to Executive to maximize shareholder value and to continue his employment with Bank in the event of a "Corporate Reorganization," as hereinafter defined, Executive shall be entitled to incentive compensation equal to 2.4% times the amount by which the "Value Attributed to Bank" in the Corporate Reorganization exceeds Eleven Million Five Hundred Thousand Dollars ($11,500,000), payable within thirty (30) days after the Corporate Reorganization.

        (b)  For purposes of this Agreement, a "Corporate
   Reorganization" shall be deemed to have occurred: (i) in the event of a merger or consolidation where Bank is not the surviving corporation, except where Bank's shareholders exchange their interests in Bank for more than fifty percent (50%) control of the surviving corporation; (ii) in the event


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   of a transfer of all or substantially all of the assets of Bank; or
   (iii) in the event of any other corporate reorganization where there is a change in ownership of more than fifty percent (50%), except as may result from a transfer of shares to another corporation in exchange for more than fifty percent (50%) control of that corporation. Thus, for example, a Corporate Reorganization will not be deemed to have occurred if one hundred percent (100%) ownership of Bank is transferred to a holding company, so long as those individuals who were shareholders of Bank prior to the transfer own more than fifty percent (50%) of the holding company after the transfer.

        (c) For purposes of this Paragraph C.4, "the Value Attributed to Bank" shall be determined by reference to the value assigned pursuant to the Corporate Reorganization; provided, however, in the event Bank's Common Stock is converted into another security pursuant to the Corporate Reorganization, Executive shall be entitled to receive the value so determined, in cash.

        (d) Executive shall be entitled to incentive compensation pursuant to this Paragraph C.4 even in the event the Corporate Reorganization occurs after the Term hereof, provided a letter of intent for the Corporate Reorganization has been executed by all parties to the Corporate Reorganization during the Term; and provided further, in the event Executive dies after the signing of the letter of intent, Executive's spouse, or if his spouse does not survive him, Executive's estate, shall receive


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   fifty percent (50%) of the incentive compensation  Executive would have been entitled to receive.

   D.   EXECUTIVE BENEFITS

        1. Vacation and Sick Pay. Executive shall be entitled to five (5) weeks vacation each calendar year during the Term, provided, however, that at least two (2) weeks of said vacation (the "Mandatory Vacation") shall be taken consecutively.
Executive shall not be entitled to vacation pay in lieu of vacation, and any vacation time not used in excess of the Mandatory Vacation shall be deemed waived, unless otherwise approved in advance by the Board of Directors or accumulated in accordance with Bank's Personnel Policy. Executive shall also be entitled to sick pay in accordance with Bank's Personnel Policy.

        2. Automobile. During the Term hereunder Bank shall provide Executive with use of a Bank-furnished automobile consistent with Bank's Personnel Policy. Bank shall pay all operating expenses of any nature whatsoever with regard to the automobile, provided that Executive furnishes to the Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible expenses of Bank and not as deductible compensation to Executive. Bank shall procure and maintain in force an automobile liability insurance policy on such automobile, with coverage including Executive, for comprehensive with extended coverage, collision for actual cash value of the vehicle with no more than Two Hundred Fifty Dollars ($250) deductible, and for bodily injury, death or property damage, in limits no less than Five Hundred Thousand Dollars ($500,000) for any one person, Five Hundred Thousand Dollars ($500,000) for any one


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accident, and Five Hundred Thousand Dollars ($500,000) for property damage.

        3. Group Medical and Life Insurance Benefits. Bank shall provide for Executive, at Bank's expense, participation in medical, accident, disability, and health and life insurance benefits equivalent to the normal and customary benefits currently available under the California Banker's Association Group
Insurance Program for an employee of Executive's salary level; provided, however, Executive's life insurance benefits shall equal at least Four Hundred Twenty Thousand Dollars ($420,000), of which Bank shall be named as beneficiary for Fifty Thousand Dollars ($50,000) of the policy proceeds. Upon termination of this Agreement, at its expiration, or upon a voluntary termination of Executive in accordance with the terms hereof, Executive shall retain the conversion rights of the life insurance policy. Should Executive elect to convert the policy, Bank shall retain no rights in said policy. Executive's disability insurance coverage shall provide for annual disability benefits of not less than sixty-six and two-thirds percent (66 2/3%) of the amount of Executive's annualized base salary, payable monthly and commencing with the first month of disability. Said insurance coverages shall be in existence or shall take effect as of the Effective Date hereof and shall continue throughout the Term. Bank's liability to Executive for any breach of this Paragraph D.3 shall be limited to the amount of premiums payable by Bank to obtain the coverages contemplated herein.

        4. Annual Physical. Bank shall arrange for and pay all fees, charges and expenses in connection with a mandatory, annual executive physical of Executive, to be scheduled within thirty
(30) days of Executive's birthday.


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        5.   Country Club Membership.  During the Term, Bank shall
pay all monthly costs associated with Executive's membership at such county club(s) as deemed appropriate by the Board of Directors of Bank.

        6. Financial Planning. During the Term, Bank shall pay to or for the benefit of Executive up to the sum of One Thousand
Dollars ($1,000.00) per year for the purposes of personal financial planning services, tax planning and preparation, investment planning and/or estate planning of Executive.

   E.   BUSINESS EXPENSE REIMBURSEMENT

        1. Business Expenses. Executive shall be entitled to reimbursement by Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for Bank during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

        (a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of Bank as a business expense and not as deductible compensation to Executive; and

        (b) Executive furnishes to Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of Bank and not as deductible compensation to Executive.

   F.   TERMINATION


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        1.   Termination.  Bank may terminate this Agreement at any
time without further obligation or liability to Executive, by action of the Board of Directors:

        (a)  If Executive fails to perform or habitually neglects
   Executive's duties;

        (b) If Executive engages in illegal activity which materially adversely affects Bank's reputation in the community or which evidences the lack of Executive's fitness or ability to perform Executive's duties as determined by the Board of Directors in good faith;

        (c) If Executive has committed any act which would cause termination of coverage under Bank's Bankers Blanket Bond as to Employee, as distinguished from termination of coverage as to Bank as a whole;

        (d)  If Executive is deceased; or

        (e) If Executive is found to be physically or mentally incapable of performing Executive's duties for a period of ninety (90) days or greater by the Board of Directors, in good faith. Such termination shall not prejudice any remedy which Bank may have at law, in equity, or under this Agreement. Termination pursuant to this Paragraph F.1 shall become effective two (2) days after notice of termination.

        2. Action by Supervisory Authority. This Agreement shall terminate immediately without further liability or obligation to Executive or Bank:

        (a) If Bank is closed or taken over by the Comptroller of the Currency or other supervisory authority, including the Federal Deposit Insurance Corporation; or


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        (b)  If such supervisory authority should exercise its
   cease and desist powers to remove Executive from office.

        3. Merger or Transfer of Assets. This Agreement shall not be terminated due to: (a) a merger where Bank is not the surviving corporation; (b) a consolidation; or (c) a transfer of all or substantially all of the assets of Bank. Bank shall take all actions necessary to insure that the surviving or resulting corporation, if other than Bank, or transferee of Bank's assets is bound by and shall have the benefit of the provisions of this Agreement. In the case of dissolution, this Agreement shall be terminated.

        4. Termination Without Cause. Notwithstanding anything to the contrary herein, this Agreement may be terminated at any time without cause by Bank upon five (5) days' written notice of termination to Executive and by Executive upon ninety
(90) days' written notice of termination to Bank. In the event Bank elects to terminate this Agreement pursuant to this Paragraph F.4, Executive shall be entitled to compensation equal to twelve
(12) months' base salary, all due and payable within thirty (30) days after termination; provided, however, in the event Bank elects to terminate this Agreement pursuant to the provisions hereof and there has been a "Corporate Reorganization," as defined herein, Executive shall be entitled to compensation equal to twenty-four (24) months' base salary, all due and payable within thirty (30) days after termination. In addition, Bank shall pay premiums for Executive's major medical, dental, disability and life insurance coverages for a period of twelve (12) months; Executive shall be entitled to continue to use the Bank-furnished vehicle for a period of twelve (12) months; and Bank shall pay to Executive, within thirty (30)



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days after termination, an amount equal to the total automobile expenses paid by Bank for the previous twelve (12) month period on behalf of Executive. In the event Executive elects to terminate this Agreement pursuant to the provisions hereof, Bank and Executive shall not be entitled to any compensation.

        5. Effect of Termination. In the event of the termination of this Agreement prior to the completion of the Term for any of the reasons specified in Paragraphs F.1, F.2, or F.4, Executive shall also be entitled to the salary earned by Executive prior to the date of termination as provided for in this Agreement, computed pro rata up to and including that date, and accrued but unused vacation time (to the extent accumulated in accordance with Paragraph D.1); but Executive shall be entitled to no further compensation for services rendered after the date of termination.

   G.   GENERAL PROVISIONS

        1. Trade Secrets. During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of customers of Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of one (1) year after the termination of this Agreement, except as required in the course of Executive's employment with Bank.

        2. Covenant Not to Interfere. Executive hereby covenants and agrees that he will not now, or for a period of one (1) year after termination and for any period during which Executive


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receives any compensation from Bank, whether pursuant to Paragraph
F.4 or otherwise, Executive shall not disrupt, damage, impair or interfere with the business of the Bank, whether by way of interfering with or raiding its employees, disrupting its relationships with customers and their agents, representatives or vendors, or otherwise. After termination of employment, Executive is not, however, restricted from being employed by or engaged in a competing business.

        3. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during his employment with Bank are solely the property of Bank, and that Executive has no right, title or interest therein. Upon termination of Executive's employment, Executive or Executive's representative shall promptly deliver possession of all of said property to Bank in good condition.

        4. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to the party at the address appearing at the beginning of this Agreement. Either party may change its address by written notice in accordance with this paragraph.

        5. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns.


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        6.   Applicable Law.  Except to the extent governed by the
Laws of the United States, this Agreement is to be governed by and construed under the laws of the State of California.

        7. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

        8. Invalid Provisions. Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

        9. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Bank except any Stock Option Agreements between Executive and Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Executive and by Bank, through a duly authorized officer.

        10. Arbitration. In the event that any dispute shall arise between the parties concerning the provisions of this Agreement or the performance of any part of the obligations


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hereunder, or in the event of an alleged breach of this Agreement by any of the parties hereto, and the parties are unable to mutually adjust and settle same, such dispute or disputes shall be submitted to binding arbitration pursuant to the applicable rules of the American Arbitration Association, and the decision and determination of the arbitrators shall be final and conclusive. The prevailing party shall be entitled to attorneys' fees and costs.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 LIBERTY NATIONAL BANK


                                 By   /s/ Richard M. Wilbur
                                    ------------------------------

                                 By
                                    ------------------------------


                                      /s/ Philip S. Inglee
                                    ------------------------------
                                           Philip S. Inglee



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